EXHIBIT 16

October 7, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: HXT HOLDINGS, INC. - SEC File No. 0-54205

Ladies and Gentlemen:

We have read the statements of HXT HOLDINGS, INC. in Item 4.01 on Form 8-K to be filed on or about October 7, 2011 and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Kabani & Company, Inc.

Certified Public Accountants
Los Angeles, California